� JamesHardie- August 10, 2022 Dear Ryan: This letter sets forth the terms of your promotion to the position of Executive Vice President, Global Operations based out of Chicago, Illinois You will report to the Interim Chief Executive Officer, Harold Wiens. and the effective date of this change is January 7. 2022. Your base salary is $435,000 (USD), less applicable taxes and other withholdings, with payments being made bi-weekly on Fridays. You will continue to be eligible for participation in the Company's Short-Term Incentive (STI) plan. which consists of the Company Performance Plan (CP) and Individual Performance Plan (IP) components, based on the terms and conditions of those plans. Effective January 7, 2022, your target incentive increased to 65% of your base salary. Your actual STI payout will be calculated based on the Company's performance relative to specified financial metrics (CP) and your achievements against agreed upon individual objectives and targets (IP). Your incentive will be spht between CP (80%) and IP (20%). Depending on Company performance and personal achievements, the payout can be above or below the 65 percent target. As a corporate employee. you will be governed by corporate financial metrics when calculating your CP incentive. You will continue to be eligible to participate in the Executive Long-Term Incentive Plan (2006 Plan}. Your annual FY2023 LTI award will be in the amount of $600,000 (USO). You will also continue to be eligible to participate in the Company's fringe benefits including, but not limited to, group health insurance, vacation and 401 (k), as well as the perquisites of which you currently participate in accordance with Company policies. Additionally, should you separate from employment with the Company, you will be entitled to the separation benefits provided in Exhibit A, attached to this letter This offer does not alter your "at-will'' employment with James Hardie Building Products Inc. Your status as an "at-will" employee cannot be changed except by written notice from the CEO of the Company. This letter. and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment. and they supersede all prior negotiations. representations or agreements between you and the Company. Ryan Kilcullen EXHIBIT 10.47

Please confirm your acceptance of the above by signing below and returning all pages of the offer letter to Pam Delaney at pam.delaney@jameshardie.com SIGNATURE OMITTED SIGNATURE OMITTED